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                                                                       Exhibit D


          AMENDMENT, dated as of ________, 1999 (the "Amendment"), to the Agreement, dated as of November 1, 1995 (the "Rights Agreement"), between EVEREN Capital Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation, as Rights Agent (the "Rights Agent"), dated as of October 1, 1996.

                                    RECITALS

          A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

          B. The Company and First Union Corporation, a North Carolina corporation (the "Acquiror"), are entering into an Agreement and Plan of Merger, dated as of April 25, 1999 (as amended, supplemented or replaced from time to time, the "Merger Agreement") contemplating a business combination between the Company and the Acquiror (the "Merger");

          C. The Company and the Acquiror are also entering into a Stock Option Agreement, dated as of April 25, 1999 (as amended, supplemented or replaced from time to time, the "Stock Option Agreement");

          D. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement;

          E. The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing; and

          F. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1. Amendment of Section 1. (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, neither the Acquiror nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Stock Option Agreement or (iv) Common Stock held in a bona fide fiduciary capacity."

          (b) Section 1 of the Rights Agreement is supplemented by adding the following definitions in the appropriate locations therein:

               "Agreement" shall mean this Rights Agreement between EVEREN Capital Corporation, a Delaware corporation, and Harris Trust and Savings Bank, dated as of October 1, 1996, and as may be amended from time to time.

               "Merger" shall have the meaning set forth in the Merger
Agreement.

               "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of April 25, 1999, between EVEREN Capital Corporation and First Union Corporation, as it may be amended, supplemented or replaced from time to time.

               "Stock Option Agreement" shall mean the Stock Option Agreement, dated as of April 25, 1999, between EVEREN Capital Corporation and First Union Corporation, as it may be amended, supplemented or replaced from time to time.

          (c) The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the

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contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated by the Merger Agreement or the Stock Option Agreement."

          2. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended by adding the following proviso at the end of the first sentence:

     "provided that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of
(i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Stock Option Agreement, or (iv) Common Stock held in a bona fide fiduciary capacity."

          3. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended and restated in its entirety as follows:

          "(a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the earliest of (i) the close of business on October 1, 2006, (ii) immediately prior to the time at which the consummation of the Merger occurs (the earlier of (i) or (ii) being the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") or (iv) the time at which such Rights are

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exchanged as provided in Section 24 hereof."

          4. Amendment of Section 11(a) (ii). Section 11(a) (ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, none of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Stock Option Agreement shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a) (ii)."

          5. Amendment of Section 13 (a). Section 13(a) of the Rights Agreement is amended and restated in its entirety as follows:

          "Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earnings Power. (a) In the event, directly or indirectly, at any time after any Person has become an Acquiring Person, (i) the Company shall merge with and into any other Person, (ii) any Person shall consolidate with the Company, or any Person shall merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Stock shall be changed into or exchanged for stock or other securities of any other Person (or of the Company) or cash or any other property, or (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly-owned Subsidiaries), then upon the first occurrence of such event, proper provision shall be made so that: (A) each holder of record of a Right (other than Rights which have become void pursuant to Section 11(a)(ii)) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a share of Preferred Stock for which a Right

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was exercisable (whether or not such Right was then exercisable) immediately prior to the time that any Person first became an Acquiring Person (each as subsequently adjusted thereafter pursuant to Sections 11(a)(i), 11(b), 11(c), 11(h), 11(i) and 11(m)), in accordance with the terms of this Agreement and in lieu of Preferred Stock, such number of validly issued, fully paid and non-assessable and freely tradeable shares of Common Stock of the Principal Party (as defined herein) not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of one one-hundreths of a share of Preferred Stock for which a Right was exercisable immediately prior to the time that any Person first became an Acquiring Person as subsequently adjusted thereafter pursuant to Sections 11(a)(i), 11(b), 11(c), 11(h), 11(i) and 11(m)) and (2) dividing that product by 50% of the then current per share market price of the Common Stock of such Principal Party (determined pursuant to Section 11(d)(i) hereof) on the date of consummation of such consolidation, merger, sale or transfer; provided that the Purchase Price and the number of shares of Common Stock of such Principal Party issuable upon exercise of each Right shall be further adjusted as provided in Section 11(f) of this Agreement to reflect any events occurring in respect of such Principal Party after the date of the such consolidation, merger, sale or transfer; (B) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (C) the term "Company" shall thereafter be deemed to refer to such Principal Party; and (D) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of its shares of Common Stock in accordance with Section 9 hereof) in connection with such consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the shares of its Common Stock thereafter deliverable upon the exercise of the Rights; provided that, upon the subsequent occurrence of any consolidation, merger, sale or transfer of assets or other extraordinary transaction in respect of such Principal Party, each holder

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of a Right shall thereupon be entitled to receive, upon exercise of a Right and payment of the Purchase Price as provided in this Section 13(a), such cash, shares, rights, warrants and other property which such holder would have been entitled to receive had such holder, at the time of such transaction, owned the Common Stock of the Principal Party receivable upon the exercise of a Right pursuant to this Section 13(a), and such Principal Party shall take such steps (including, but not limited to, reservation of shares of stock) as may be necessary to permit the subsequent exercise of the Rights in accordance with the terms hereof for such cash, shares, rights, warrants and other property; and provided further that, notwithstanding anything in this Agreement to the contrary, none of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Stock Option Agreement shall be deemed an event of the type described in clauses (a)(i),
(a)(ii) or (a)(iii) of this Section 13 and shall not cause the Rights to be adjusted or exercisable in accordance with the terms of this Agreement."

          6. Amendment of Section 29. Section 29 of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the execution of the Merger Agreement or the Stock Option Agreement or by virtue of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement."

          7. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          8. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of

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Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                            *          *          *

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

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                       EVEREN CAPITAL CORPORATION



By:                                           By:
    -------------------                          ---------------------
    Name:                                        Name:
    Title:                                       Title:


Attest:                                       HARRIS TRUST AND SAVINGS BANK



By:                                           By:
    -------------------                          ---------------------
    Name:                                        Name:
    Title:                                       Title:

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